Exhibit (j) Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated February 29, 2008 and December 28, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of FFTW Limited Duration Portfolio, a series of the FFTW Funds, Inc., and in the October 31, 2007 Annual Report to Shareholders of American Independence Short-Term Bond Fund, a series of the American Independence Funds Trust, respectively, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus/Proxy Statement.

Grant Thornton LLP

Chicago, Illinois
May 8, 2008